Deer Consumer Products, Inc. Signs US$29.3 Million Distribution Agreement with the Second Largest Consumer Electronics Retailer in China for 2010 Product Delivery

NEW YORK, December 4, 2009  /PRNewswire-FirstCall/ -- Deer Consumer Products, Inc. (Nasdaq: DEER; Website: www.deerinc.com), a leading manufacturer of home and kitchen electronics marketing to both global and Chinese domestic consumers, is pleased to announce that the Company has signed a nationwide agreement with Suning Appliance Co. Limited, the second largest electronics retailer in China, targeting the 2010 sales of RMB 200 million (approximately US$29.3 million) of DEER’s products in Suning stores across China. Suning has approximately 885 stores throughout China.

The Suning contract includes Suning’s purchase and distribution of a wide variety of DEER’s product lines of small home and kitchen appliances under the “DEER” brand for 2010 product delivery to Suning’s stores. DEER and Suning will also jointly provide marketing and branding support in 2010.

DEER’s Chairman & CEO Bill Ying He commented: ”Our goal is to become a leading vertically integrated designer, manufacturer and seller of high quality small home and kitchen electric appliances in both the Chinese domestic and export markets.  Our relationship with Suning furthers the execution of our growth strategy for 2010, which is to continue our market expansion in the Chinese domestic markets while continuing to maintain growth in our export market. We look forward to stronger collaboration with Suning in China.”

DEER recently affirmed 2009 financial guidance of approximately $81 million in revenues and approximately $10.5 million in net income for 2009 ending December 31. In 2008, DEER reported US GAAP audited revenues of $43.8 million and net income of $3.4 million.

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. (www.deerinc.com) is a NASDAQ Global Market listed U.S. public company headquartered in China. Supported by more than 103 patents, trademarks and approximately 1,900 full time and part time employees, Deer is a market leader in the design, manufacture and sale of home and kitchen electric appliances marketing to the vast Chinese domestic consumer markets as well as customers in more than 40 countries worldwide. Deer's product lines include blenders, juicers, pressure cookers and other home appliances designed to improve home lifestyles in today's fast-paced society. With more than 100 global and domestic clients/branded products including Black & Decker, Ariete, Disney, Toastmaster, Magic Bullet, Back to Basics, and Wal-Mart, Deer has enjoyed rapid sales and earnings growth in the recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Contact Information:
____________________________________

Corporate Contact:
Helen Wang, Corporate Secretary
Deer Consumer Products, Inc.
Tel: 011-86-755-86028285
____________________________________

Source: Deer Consumer Products, Inc.